Exhibit 5.1


                                  July 2, 2002


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Pinnacle West Capital Corporation 2002 Long Term Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Pinnacle West Capital Corporation, an Arizona corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of 6,000,000 shares of its common stock, no par value (the "Shares"), issuable pursuant to the Pinnacle West Capital Corporation 2002 Long Term Incentive Plan (the "Plan").

     In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and Bylaws of the Company. Although we have been informed by the Company that treasury shares and shares purchased on the open market may be issued pursuant to the Plan, it is possible that original issuance shares of common stock will be used to fulfill the Company's obligations under the Plan.

     Based upon the foregoing, it is our opinion that the Shares, if and when issued in accordance with the terms of the Plan and to the extent they are comprised of original issuance shares of common stock, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        SNELL & WILMER L.L.P.

                                        SNELL & WILMER L.L.P.